ISCO International Unveils High Performance Duplexer / Filter

ELK GROVE VILLAGE, IL -- 09/25/2007 -- ISCO International, Inc. (AMEX: ISO), a leading provider of radio-frequency management and interference-control systems for the wireless telecommunications industry, announced today the release of a new state-of-the-art duplexer / filter solution within its RF2 family of products.

The new high performance duplexer / filter product provides unprecedented adjacent frequency band protection and has just completed field evaluation with a major US CDMA wireless operator. The test site location is severely encumbered by high power Air-To-Ground (ATG) and Safety Mobile Radio (SMR) signal energy. The ISCO solution replaced a significantly more costly and complex competitor's solution yet provided superior overall performance. The customer has now placed orders for more than $700,000 of the new ISCO RF2 duplexer / filter solution for delivery during the fourth quarter 2007.

"While we are focused on the rollout of our fully digital adaptive interference management platform during the fourth quarter, this is an example of how we've been able to efficiently leverage our significant technical and operational assets to quickly address a significant need of a major customer," said John Thode, President and CEO of ISCO.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com